FRONTIER AIRLINE PILOTS ASSOCIATION 18300 E 71ST AVE • STE 140 • DENVER, CO 80249 303-373-0137 • FAX: 720-374-2027 • email@f9fapa.org

June 24, 2011

Letter of Agreement 67

Jacalyn W. Peter
Senior Manager Labor Relations
Frontier Airlines, Inc.
7001 Tower Road
Denver, Colorado  80249

Restructuring Agreement

Dear Ms. Peter:

This Letter of Agreement 67 (“LOA”) is entered into between the Frontier Airline Pilots Association (“FAPA”) and Frontier Airlines, Inc. (“the Company”).

A.	Investments: The following modifications to the CBA constitute the Investments:

1.
The 7/1/11 pay adjustments in LOA 21 shall be deferred until January 1, 2016. During the duration of this agreement, should Frontier Airlines Holdings Inc. earn more than a 5% annual pretax profit (excluding special items), after payment of profit sharing payments, if any, in any calendar year, this pay adjustment shall be reinstated in the following year on the earlier of April 1st or the issuance date of the Frontier Airlines Holdings, Inc. audited financial statements.

2.
The 1/1/12 pay adjustments in LOA 21 shall be deferred until January 1, 2017.  During the duration of this agreement, should Frontier Airlines Holdings Inc. earn more than a 5% annual pretax profit (excluding special items), after payment of profit sharing payments, if any, for any two consecutive years, this pay adjustment shall be reinstated in the following year on the earlier of April 1st or the issuance date of the Frontier Airlines Holdings, Inc. audited financial statements.

3.
In the event the reinstatement of pay in A.2. is effective prior to January 1, 2017, the Company and FAPA agree to negotiate in good faith for further upward pay adjustments based on business conditions.

4.
Effective July 01, 2011 all Longevity steps, for the purposes of pay rates only, at year 2 and above shall be frozen for one year. (e.g. a Pilot moving to Year 10 Longevity for pay on August 15, 2011  would remain at year 9 Longevity scales, then move to year 10 Longevity pay on August 15, 2012).  Effective July 01, 2015 the Longevity step will be restored based on Longevity in Section 4.A.1.

5.	The Company’s matching contribution to the 401k Plan referenced in Section 16.B.2. shall be reduced as follows:

a.	From 5% to 0% starting with the 7/20/11 paycheck until the 1/20/12 paycheck.

b.	From 5% to 3% starting with the 1/20/12 paycheck until the 1/20/14 paycheck.

c.	From 5% to 4% starting with the 1/20/14 paycheck until the 1/20/15 paycheck.

d.
Effective with the 1/20/15 paycheck or in the event Frontier Airlines Holdings Inc. earns more than a 5% annual pretax profit (excluding special items), after payment of profit sharing payments, if any, for any two consecutive years, the original match of 5% described in Section 16.B.2. shall be reinstated.

FRONTIER AIRLINE PILOTS ASSOCIATION 18300 E 71ST AVE • STE 140 • DENVER, CO 80249 303-373-0137 • FAX: 720-374-2027 • email@f9fapa.org

6.
Vacation accruals described in 8.B. shall be reduced so that the accrual in 8.B.2. is reduced to 13 days and may be used in 1 or 2 periods; the accrual in 8.B.3. is reduced to 18 days and may be used in 1, 2 or 3 periods; and the accrual in 8.B.4. is reduced to 24 days and may be used in 1, 2, 3 or 4 periods. For purposes of bidding “blocks” of days described in Section 8.C.2., vacation periods shall be 6-8 days instead of 7 days. When bidding vacation periods, the Pilot shall bid on a numbered period listed in Section 8.I. and define the starting day, limited to the first or second day of the vacation period, and number of days for each period. Eight day periods must start on the first day, or the day prior to the first day, of the vacation period. (For example: A Pilot bids Period 35 SEP 16-22 for 6 days and may define Sep 16 or 17 as the start of the block of vacation days.) Pilots shall not be allowed to bid a 16-day vacation period. These changes shall only apply to the annual vacation periods taken in 2012 through 2015. Vacation accrual in 2015 (to be taken in 2016) shall be in accordance with Section 8.B.

7.
Effective July 1, 2011 through December 31, 2015, the sick accrual described in Section 15.B. shall be reduced to 10 days per year (0.417 per pay period). The sick accrual rate described in Section 15.B. shall be reinstated effective January 1, 2016.

8.	The amendable date in Section 24 shall be modified to reflect an amendable date of March 2, 2017 with an option for FAPA to reopen up to 12 months prior.

B.	Return on Investment

1.	The 1/1/15 pay rates in LOA 39 shall be effective on 3/1/17.

2.
Effective July 1, 2011, prior to Longevity being frozen per Paragraph A.4. above, all Pilots recalled from furlough in 2009 or 2010 shall have their Longevity adjusted to include the period of time on Furlough (i.e. uninterrupted Longevity based on Section 4.A.1.).

3.
In addition to the foregoing future “snapbacks” under the CBA, the Company and Republic Airways Holdings Inc. (“Republic”) shall enter into a Commercial Agreement (the “Commercial Agreement”) setting forth the commercial terms of the equity participation and profit sharing in the Company for the benefit of those persons employed as pilots by the Company as of the date of this LOA 67, in recognition of the immediate value of the Investments made by those persons to the Company and Republic in executing the restructuring effort as presented to the Republic Board of Directors at its May 25, 2011 meeting.

C.	Conditionality:

1.
The Investments in Paragraph A1, A4, A5 and A7 shall be effective, as scheduled in those paragraphs; however, those Investments shall cease, and the affected terms of the CBA as in effect without the modifications in this LOA 67 shall be restored, if any of the conditions contained in Paragraph C of the Commercial Agreement are not met.  All other Investments in Paragraph A shall not take effect unless and until the conditions contained in Paragraph C of the Commercial Agreement have been met at the time of such Investments and thereafter shall cease, and the affected terms of the CBA as in effect without the modifications in this LOA 67 shall be restored, if any of the conditions contained in Paragraph C of the Commercial Agreement are not met.

2.	Unless an Equity Event as defined in the Commercial Agreement occurs on or before December 31, 2014, all Investments in Paragraph A shall cease as of that date.

D.
Additional Terms:  The Commercial Agreement and related equity investment agreement and Frontier Pilots Profit Sharing Plan shall be exclusively for the benefit of those persons employed as pilots by the Company as of the date of this LOA 67 in recognition of the immediate value of the Investments to the Company and Republic as set forth above, and shall not be deemed part of the CBA or subject to collective bargaining pursuant to the Railway Labor Act, as amended. References to the Commercial Agreement herein are solely for purposes of determining whether conditions of the Investments hereunder have been met or the Investments shall cease.